Reg. No 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REMY INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-1909253
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 Corporation Drive Pendleton, Indiana	46064
(Address of Principal Executive Offices)	(Zip Code)
Remy International, Inc. Omnibus Incentive Plan
(Full Title of the Plan)
Michael L. Gravelle
Senior Vice President, General Counsel and Corporate Secretary
600 Corporation Drive
Pendleton, Indiana 40604
(Name and Address of Agent for Service)
(765) 778-6499
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	5,500,000	$17.35 (2)	$95,425,000 (2)	$13,015.97 (2)

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalization or similar transactions.

(2)
Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the Registrant's Common Stock on February 12, 2013, as reported on The NASDAQ Stock Market LLC.

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers shares of common stock, par value $0.0001 per share (the “Common Stock”), of Remy International, Inc., a Delaware corporation (the “Registrant”), which may be issued pursuant to the Remy International, Inc. Omnibus Incentive Plan (the “Plan”). The Plan became effective on October 27, 2010 and was amended on March 24, 2011, and permits the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or share based awards.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(1)	Registrant's Prospectus, filed with the SEC pursuant to Rule 424(b)(5) on November 5, 2012 (Reg No. 333-173081);
(2)	Registrant’s Quarterly Report on Forms 10-Q and 10-Q/A for the quarter ended September 30, 2012, filed with the SEC on November 5, 2012 and December 5, 2012, respectively;
(3)	Registrant’s Current Reports on Form 8-K dated December 13, 2012, December 20, 2012, January 7, 2013 and February 5, 2013; and
(4)
The description of the Registrant's Common Stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form 8-A, File No. 001-13683, initially filed with the SEC on December 12, 2012 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities
Not Applicable.

Item 5.    Interests of Named Experts and Counsel
Not Applicable.
Item 6.    Indemnification of Directors and Officers
The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant's Sixth Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws.
The Registrant is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers the Registrant to, and Article XII of the Certificate provides that it will, indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant (“Covered Person”); provided, however, except for proceedings to enforce rights to indemnification, the Registrant shall indemnify a Covered Person in connection with a proceeding initiated by a Covered Person only if such proceeding was authorized by the Board of Directors of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.
Pursuant to Section 102(b)(7) of the DGCL and Article XII of the Certificate, no person who is or was a director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Certificate provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.    Exemption from Registration Claimed
Not Applicable.

Item 8.    Exhibits
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
3.1	Sixth Amended and Restated Certificate of Incorporation as currently in effect.
3.2	Amended and Restated Bylaws as currently in effect.
4.1
Form of the Common Stock Certificate of Remy International, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1, File No. 333-173081 (the “Form S-1”) filed with the SEC on October 18, 2012).

5.1	Opinion of Willkie Farr & Gallagher LLP.
10.1
Remy International, Inc. Omnibus Incentive Plan, effective as of October 27, 2010 and amended on March 24, 2011 (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registrant’s Form S-1 filed with the SEC on May 25, 2011).

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pendleton, State of Indiana, on February 14, 2013.

REMY INTERNATIONAL, INC.
/s/ Michael L. Gravelle
By: Michael L. Gravelle Senior Vice President, General Counsel and Corporate Secretary
POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints Michael L. Gravelle and Fred Knechtel, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February14, 2013.

Signatures	Title
/s/ John H. Weber John H. Weber	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Fred Knechtel Fred Knechtel	Senior Vice President, Chief Financial Officer and Corporate Treasurer (Principal Financial and Accounting Officer)
/s/ William P. Foley, II William P. Foley, II	Director and Chairman
/s/ Brent B. Bickett Brent B. Bickett	Director
/s/ Lawrence F. Hagenbuch Lawrence F. Hagenbuch	Director
/s/ George P. Scanlon George P. Scanlon	Director
/s/ Alan L. Stinson Alan L. Stinson	Director
/s/ Norman Stout Norman Stout	Director
/s/ Douglas K. Ammerman Douglas K. Ammerman	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Sixth Amended and Restated Certificate of Incorporation as currently in effect.
3.2	Amended and Restated Bylaws as currently in effect.
4.1
Form of the Common Stock Certificate of Remy International, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1, File No. 333-173081 (the “Form S-1”) filed with the SEC on October 18, 2012).

5.1	Opinion of Willkie Farr & Gallagher LLP.
10.1
Remy International, Inc. Omnibus Incentive Plan, effective as of October 27, 2010 and amended on March 24, 2011 (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registrant’s Form S-1 filed with the SEC on May 25, 2011).

23.1	Consent of Willkie Farr & Gallagher (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature pages of this Registration Statement).